3: E

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) January 24, 2006

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant's telephone number, including area code: (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02     Results of Operations and Financial Condition

                  On January 24, 2006, the Registrant announced its consolidated financial results for the quarter ended December 31, 2005. A copy of the Registrant's earnings news release is furnished on Form 8-K. The information contained in Item 2.02 of this report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor incorporated by reference in any registration statement filed by the Registrant under the Securities Act of 1933, as amended.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President and Controller

January 24, 2006

January 24, 2006	Contact:	Clif Webb
WILMINGTON, Del.		302-774-4005
r-clifton.webb@usa.dupont.com

DUPONT REPORTS FOURTH QUARTER AND FULL YEAR 2005 EARNINGS --
EXPECTS EARNINGS OF $2.60 PER SHARE FOR 2006

Highlights

  The company reported fourth quarter earnings of $.16 per share, compared to fourth quarter 2004 earnings of $.28 per share.
  Fourth quarter earnings before significant items were $.13 per share compared to $.37 per share in the fourth quarter 2004. The reduction in earnings is largely attributable to disruptions from hurricanes and other plant outages, higher energy and ingredient costs and lower crop protection product sales.
  Fourth quarter raw material costs increased $350 million versus last year. Local price increases of 5 percent offset about 75 percent of this cost increase.
  Total worldwide volumes declined 4 percent. Excluding the estimated impact of business interruptions from Gulf Coast hurricanes, volumes would have been essentially flat.
  During the fourth quarter the company completed a $3 billion share buyback, reducing shares outstanding by 8 percent.
  Full-year 2005 earnings were $2.07 per share versus $1.77 in 2004. Before significant items, earnings per share in 2005 totaled $2.34 compared to $2.38 in 2004.
  The company expects 2006 earnings per share of about $2.60, an increase of 11 percent, compared to 2005 earnings per share before significant items.

Global Consolidated Net Income and Sales
            Net income for the fourth quarter was $153 million, or $.16 per share, including a $.03 per share significant item benefit from lower than expected tax cost associated with the repatriation of cash under the American Jobs Creation Act of 2004. Fourth quarter 2004 net income was $278 million, or $.28 per share, including significant items totaling a net after-tax charge of $93 million, or $.09 per share. See Schedule B for a summary of significant items.

            Current quarter net income reflects the impact of prolonged disruptions to power, logistics and to production and sales resulting from Gulf Coast Hurricanes Katrina and Rita, in addition to temporary unplanned production interruptions at three of the company's plants which are located in Brazil, The Netherlands and the United States. Fourth quarter net income also reflects lower sales of crop protection products, and higher costs. These negatives were partly offset by an income tax benefit recorded in the quarter, resulting from a lower full-year base income tax rate.
            Consolidated net sales for the fourth quarter were $5.8 billion, down 3 percent versus the fourth quarter 2004, but were flat on a comparable business basis. Local selling prices were up 5 percent offsetting a 4 percent volume decline.
            Hurricane-related production disruptions to U.S. plants affected sales in all regions. Excluding these production disruptions, worldwide volumes would have been flat and U.S. volumes up modestly, as shown in the table below. Volumes in the Asia Pacific region were negatively affected by the hurricane impact and lower sales of crop protection chemicals attributable to lower insect pressure in the growing season.

						Volume
						% Change
	Three Months Ended		Percentage Change Due to:			Excl. Est.
	December 31		Local	Currency		Hurricane
(Dollars in billions)	$	% Change*	Price	Effect	Volume	Impact

U.S.	$2.3	1%	5	-	(4)	1
Europe	1.6	(7)	4	(5)	(6)	(4)
Asia Pacific	1.1	-	5	(2)	(3)	1
Canada & Latin America	0.8	13	5	7	1	5

Total Consolidated Sales	$5.8	-%	5	(1)	(4)	-
*	Percentages shown are on a comparable business basis by excluding fourth quarter 2004 sales of $164 million for former DDE businesses transferred to Dow on June 30, 2005.

Earnings Per Share
            The table below shows the variances in fourth quarter 2005 earnings per share (EPS) versus fourth quarter 2004, by major element:

EPS ANALYSIS

4th Quarter

EPS - 2004	$ .28

4Q'04 Significant items (see Schedule B)	$ .09

Local prices	.20
Variable costs	(.27)
Volume	(.06)
Fixed costs	(.11)
Income taxes	.07
Currency/Interest	(.04)
All other	(.03)

4Q'05 Significant item (see Schedule B)	.03

EPS - 2005	$ .16

The $.20 per share benefit from higher local prices offset about 60 percent of the combined impact of higher raw material costs and lower volumes. Fixed costs increased, principally due to production disruptions from hurricanes and other unplanned plant outages, in addition to higher investment for growth.
Business Segment Performance
            Segment pretax operating income (PTOI) for fourth quarter 2005 was $393 million compared to $596 million in the fourth quarter 2004. Segment PTOI and percentage changes versus fourth quarter 2004 are shown in the table below.

	Three Months Ended December 31
PRETAX OPERATING INCOME			% Change
(Dollars in millions)	2005	2004*	vs. 2004

Agriculture & Nutrition	$(272)	$(125)	n/m**
Coatings & Color Technologies	162	236	(31)
Electronic & Communication Technologies	87	93	(6)
Performance Materials	54	26	108
Pharmaceuticals	203	186	9
Safety & Protection	210	227	(7)
Other (including divested T&I businesses)	(51)	(47)	n/m**

Total	$ 393	$ 596	(34)
*	See Schedule B for detail of significant items included in fourth quarter 2004.
**	Percentage change not meaningful (n/m).

					Volume
			Percentage		% Change
	Three Months Ended		Change Due to:		Excl. Est.
SEGMENT SALES*	December 31		U.S. $		Hurricane
(Dollars in billions)	$	% Change	Price	Volume	Impact

Agriculture & Nutrition	$0.9	(6)	(1)	(5)	(5)
Coatings & Color Technologies	1.5	(4)	3	(7)	1
Electronic & Communication
Technologies	0.8	5	1	4	4
Performance Materials	1.6	1	5	(4)	(1)
Safety & Protection	1.3	3	4	(1)	3
*

Segment sales include intersegment transfers and a pro rata share of affiliates' sales. Percentages shown for Performance Materials are after excluding fourth quarter 2004 sales of $164 million for former DDE businesses transferred to Dow on June 30, 2005.

Agriculture & Nutrition

  PTOI decreased $147 million with a current quarter seasonal loss of $272 million versus a $125 million loss in the prior year. The decline reflects 5 percent lower worldwide volumes and higher costs.
  Fourth quarter sales of $0.9 billion were down 6 percent, principally reflecting lower insecticide demand in Asia and lower herbicide sales in the United States.
  Cost of goods sold increased significantly as a result of higher raw material costs. Fixed costs were also higher due in part to a production disruption at the segment's crop protection chemicals plant in Brazil.
  Nine new products were introduced during the quarter, including new herbicide registrations for cereals and specialties. One hundred sixty-five new products were introduced during 2005.

Coatings & Color Technologies

  PTOI was $162 million versus $236 million earned in the prior year. PTOI declined 31 percent, primarily due to production and sales disruptions in the titanium dioxide business caused by Hurricane Katrina, and higher raw material costs across all businesses.
  Fourth quarter sales were $1.5 billion, down 4 percent. U.S. dollar ("USD") prices increased
  3 percent, while volumes were 7 percent lower, primarily due to the Gulf Coast hurricanes.
  Higher selling prices largely reflect local price improvements for titanium dioxide, refinish and OEM products, partly offset by a negative currency impact.
  Sixty-five new products were launched during the quarter, including new waterborne basecoats for conversion from solvent to waterborne paint systems and an expanded line of inks. Three hundred sixty-two new products were introduced during 2005.

Electronic & Communication Technologies

  PTOI was $87 million versus $93 million in the prior year, down 6 percent. The decline is primarily due to higher raw material and other costs.
  Fourth quarter sales were $0.8 billion, up 5 percent. Sales growth reflects 1 percent higher USD prices and 4 percent higher volume.
  Revenue growth reflects higher sales volumes for electronic materials and higher prices and volumes for fluoroproducts.
  Seventy-six new products were introduced during the quarter, including new fluoropolymer films for photovoltaic and fuel cell applications. Two hundred eighteen new products were introduced during 2005.

Performance Materials

  PTOI was $54 million versus $26 million in 2004 which included a $118 million litigation charge. Excluding this charge, PTOI declined 62 percent, primarily due to lower earnings from packaging and industrial polymers reflecting business interruptions resulting from the hurricanes and higher raw material costs.
  Fourth quarter sales of $1.6 billion, increased marginally versus fourth quarter 2004, on a comparable business basis. Higher prices essentially offset lower volume.
  Fifty-seven new products were launched during the quarter, including new packaging resins and new compounds for improved processing. One hundred eighty-four new products were introduced during 2005.

Safety & Protection

  PTOI was $210 million versus $227 million in the prior year. The earnings decline was largely due to hurricane disruptions to production and sales, higher raw material costs, and increased spending for growth initiatives.
  Fourth quarter sales of $1.3 billion were up 3 percent as 4 percent higher USD prices were partly offset by lower volume. The volume decline is largely attributable to the impact of hurricanes on Gulf Coast operations. Volumes grew in all businesses except industrial chemicals.
  Twenty-four new products were introduced during the quarter, including new transformer applications for Nomex® and new products for medical packaging. Two hundred four new products were introduced during 2005.

          Additional information on segment performance is available on the DuPont Investor Center at

www.dupont.com.

Outlook
            "We will continue to face challenging headwinds during 2006, and our priorities for the year are very clear. Each of the four improvement actions we announced on Nov. 7 are on or ahead of schedule," said Chairman and CEO Charles O.Holliday, Jr. "Our strategies and these actions are the right steps to accelerate creation of superior value for our customers and shareholders."
          The company expects several factors to negatively impact first quarter 2006 results versus the first quarter 2005 earnings of $.96 per share:

    Results for the Agriculture & Nutrition segment are forecast to be below last year's first quarter based on an expectation of lower volumes in crop protection chemicals, competitive pressures, and a shift in seasonal revenues between the first and second quarters.
    Results of the Performance Materials and Coatings & Color Technologies segments will continue to be significantly impacted by the effects of Hurricanes Katrina and Rita. The company's DeLisle titanium dioxide plant, damaged by Hurricane Katrina, is not expected to resume full operations until April of 2006. In addition, historically high energy and ingredient costs will continue to constrain earnings in these segments.

            Taking these factors into account, first quarter 2006 earnings are expected to be about
$.70 per share. The company's recently announced initiatives to accelerate value creation, combined with the share repurchase program, should enable the company to earn about $2.60 per share in 2006. The company reported $2.34 per share before significant items in 2005.
Use of Non-GAAP Measures
            Management believes that measures of income excluding significant items ("non-GAAP" information) are meaningful to investors because they provide insight with respect to ongoing operating results of the company. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in Schedule E.

            DuPont is a science company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and protective apparel.

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; seasonality of sales of agricultural products; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier and customer operations.

# # #

1/24/06

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE A
	Three Months Ended		Year Ended
CONSOLIDATED INCOME STATEMENT	December 31,		December 31,
(Dollars in millions, except per share)	2005	2004	2005	2004

NET SALES	$5,827	$6,000	$26,639	$27,340
Other Income (a)	408	31	1,852	655

Total	6,235	6,031	28,491	27,995

Cost of Goods Sold and Other Operating Charges (b)	4,721	4,637	19,701	20,416
Selling, General and Administrative Expenses	799	812	3,223	3,141
Amortization of Intangible Assets	59	55	230	223
Research and Development Expense	360	355	1,336	1,333
Interest Expense	154	110	518	362
Employee Separation Costs and Asset Impairment Charges (c)	(13)	(22)	(13)	411
Separation Charges - Textiles & Interiors (d)	-	37	(62)	667

Total	6,080	5,984	24,933	26,553

INCOME BEFORE INCOME TAXES AND MINORITY
INTERESTS	155	47	3,558	1,442
Provision for (Benefit from) Income Taxes (e)	7	(215)	1,468	(329)
Minority Interests in Earnings (Losses) of Consolidated
Subsidiaries (f)	(5)	(16)	37	(9)

NET INCOME	$ 153	$ 278	$ 2,053	$ 1,780

BASIC EARNINGS PER SHARE OF COMMON STOCK (g,h)	$ .16	$ .28	$ 2.08	$ 1.78

DILUTED EARNINGS PER SHARE OF COMMON
STOCK (g,h)	$ .16	$ .28	$ 2.07	$ 1.77

DIVIDENDS PER SHARE OF COMMON STOCK	$ .37	$ .35	$ 1.46	$ 1.40

NOTES TO CONSOLIDATED INCOME STATEMENT
(a)

Total year 2005 includes a gain of $31 resulting from the sale of certain North American assets in the Safety & Protection segment, a gain of $23 resulting from the disposition of certain assets of DuPont Dow Elastomers LLC (DDE) to The Dow Chemical Company (Dow), a $28 benefit related to interest on certain prior year tax contingencies, and a gain of $48 resulting from the sale of the company's equity interest in DuPont Photomasks, Inc.

Fourth quarter 2004 includes a benefit of $15 resulting from the reversal of accrued interest related to certain prior year tax contingencies. Total year 2004 also includes an additional benefit of $35 related to prior year tax contingencies, and a charge of $150 in the Performance Materials segment to provide for the company's share of anticipated losses associated with DDE litigation.

(b)

Total year 2005 includes third quarter charges of approximately $146 for charges associated with damaged facilities, inventory write-offs and clean-up costs related to Hurricanes Katrina and Rita at several facilities and a charge of $34 related to the shutdown of an Elastomers manufacturing facility in the United States.

Fourth quarter 2004 includes a charge of $118 in the Performance Materials segment to provide for additional anticipated losses associated with DDE antitrust litigation matters; this charge is partially offset by an $18 liability recorded against Minority Interests in Earnings of Consolidated Subsidiaries to recognize Dow's share of anticipated losses. Fourth quarter 2004 also includes a benefit of $20 in Other from insurance proceeds related to Benlate® litigation. In addition, total year 2004 includes a charge of $108 in the Electronic & Communication Technologies segment associated with the proposed settlement of the PFOA class action litigation in West Virginia, and a charge of $36 in the Coatings & Color Technologies segment to provide for the settlement of litigation for the refinishes business.

(c)	Results for the fourth quarter and full year 2005 include a benefit of $13 to reflect changes in estimates related to prior years' restructuring programs.

Fourth quarter 2004 includes a benefit of $22 to reflect changes in estimates related to current and prior years' restructuring programs. Total year 2004 also includes charges of $312 to provide severance benefits for approximately 2,700 employees in the following segments: Agriculture & Nutrition - $36; Coatings & Color Technologies - $64; Electronic & Communication Technologies - $42; Performance Materials - $45; Safety & Protection - $29; and Other - $96. In addition, total year 2004 includes charges of $42 related to the impairment of certain European manufacturing assets in the Safety & Protection segment; $23 related to the shutdown of manufacturing assets at a U.S. facility in the Performance Materials segment; $29 to write off abandoned technology in the Other segment; and $27 to reflect a decline in the value of an investment security in the Electronic & Communication Technologies segment.

(d)	Total year 2005 includes a net gain of $62 relating to the disposition of four equity affiliates, partly offset by other separation costs.

Fourth quarter 2004 includes charges of $37 principally related to the settlement of working capital on the sale of INVISTA to Koch Industries, Inc. Total year 2004 also includes an additional charge of $630, consisting of $244 due primarily to an increase in the book value of net assets sold and additional separation costs; $345 related to an agreed upon reduction in sales price and other changes in estimates associated with the sale; and $41 related to the write-down of an equity affiliate to fair market value.

NOTES TO CONSOLIDATED INCOME STATEMENT - (CONT'D)

(e)

Fourth quarter 2005 includes a benefit of $28 associated with lower than expected costs related to the repatriation of foreign earnings under The American Jobs Creation Act of 2004 (AJCA). Year-to-date 2005 includes net charges of $292 for repatriation of $9.1 billion under AJCA and a net tax benefit of $24 related to certain prior year tax contingencies previously reserved.

Total year 2004 includes $320 in INVISTA-related tax benefits, a tax benefit of $160 related to certain prior year tax contingencies previously reserved, and a $137 benefit associated with recording an increase in deferred tax assets in two European subsidiaries.

(f)	Total year 2004 reflects a minority interest adjustment related to the consolidation of DDE as a variable interest entity.

(g)	Earnings per share are calculated on the basis of the following average number of common shares outstanding:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	Basic	Diluted	Basic	Diluted

2005	941,433,495	948,329,588	982,192,597	988,954,063
2004	993,616,121	999,509,461	997,624,239	1,003,392,242

(h)	Total year earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE B

SIGNIFICANT ITEMS
(Dollars in millions, except per share)
	Pretax		After-Tax		($ Per Share)
	2005	2004	2005	2004	2005	2004

1st Quarter - Total	$ -	$ (531)	$ -	$(296)	$ -	$(.30)

2nd Quarter - Total	$ 118	$ (661)	$ 111	$(302)	$ .11	$(.30)

3rd Quarter - Total	$(146)	$ (130)	$(415)	$ 78	$(.42)	$ .08

4th Quarter:
Income Taxes - AJCA Benefit	$ -		$ 28		$ .03
DDE-Related Items		$ (118)		$ (93)		$(.09)
Textiles & Interiors Related Items		(37)		(40)		(.04)
Other Items (1)		57		40		.04

4th Quarter - Total	$ -	$ (98)	$ 28	$ (93)	$ .03	$(.09)

Full Year - Total	$ (28)	$(1,420)	$(276)	$(613)	$(.27) (2)	$(.61)

(1)	Includes a benefit associated with a change in estimate for restructuring programs, benefit associated with settlement of certain Benlate® litigation and a corporate tax related item.
(2)	Total year per share amounts do not equal the sum of quarterly per share amounts due to changes in average share calculations.

SIGNIFICANT ITEMS BY SEGMENT
(Dollars in millions on pretax basis)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Agriculture & Nutrition	$ -	$ 2	$ -	$ (34)
Coatings & Color Technologies	-	4	(113)	(96)
Electronic & Communication Technologies	-	2	48	(175)
Performance Materials	-	(117)	(8)	(335)
Safety & Protection	-	1	(22)	(70)
Textiles & Interiors	-	(27)	-	(657)
Other (1)	-	22	39	(103)

Total (excluding Corporate)	$ -	$(113)	$ (56)	$(1,470)

(1)	Beginning in 2005, Textiles & Interiors is no longer an operating segment of the company. The remaining assets and charges related to separation activities are reported under Other.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE C
	Three Months Ended		Year Ended
CONSOLIDATED SEGMENT INFORMATION (1)	December 31,		December 31,
(Dollars in millions)	2005	2004	2005	2004

SALES (2)
Agriculture & Nutrition	$ 939	$ 998	$ 6,394	$ 6,244
Coatings & Color Technologies	1,513	1,575	6,234	6,028
Electronic & Communication Technologies	844	803	3,506	3,279
Performance Materials	1,590	1,739	6,750	6,633
Safety & Protection	1,292	1,253	5,230	4,696
Textiles & Interiors	N/A	255	N/A	3,250
Other	13	7	52	44
Elimination of Transfers	(66)	(70)	(294)	(553)
Elimination of Equity Affiliate Sales	(298)	(560)	(1,233)	(2,281)

CONSOLIDATED NET SALES	$5,827	$6,000	$26,639	$27,340

PRETAX OPERATING INCOME (LOSS) (PTOI) (3)
Agriculture & Nutrition (c)	$ (272)	$ (125)	$ 862	$ 769
Coatings & Color Technologies (b,c)	162	236	564	718
Electronic & Communication Technologies (a,b,c)	87	93	532	192
Performance Materials (a,b,c)	54	26	523	295
Pharmaceuticals	203	186	751	681
Safety & Protection (a,b,c)	210	227	980	837
Textiles & Interiors (c,d)	N/A	(36)	N/A	(515)
Other (b,c,d)	(51)	(11)	(78)	(242)

Total Segment PTOI	393	596	4,134	2,735

Exchange Gains and Losses (4)	80	(300)	445	(411)
Corporate Expenses & Interest (a)	(318)	(249)	(1,021)	(882)

INCOME BEFORE INCOME TAXES AND
MINORITY INTERESTS	$ 155	$ 47	$ 3,558	$ 1,442

(1)

Certain reclassifications of segment data have been made to reflect changes in organizational structure. Beginning in 2005, Textiles & Interiors is no longer an operating segment of the company. The remaining assets and charges related to separation activities are reported under Other.

(2)	Sales for the reporting segments include transfers and a pro rata share of equity affiliate sales.
(3)	See respective Notes to Consolidated Income Statement for additional information on significant items and letter references below.
(4)

Net after-tax exchange activity for fourth quarter 2005 and 2004 were a loss of $8 and a gain of $15, respectively. Gains and losses resulting from the company's hedging program are largely offset by associated tax effects.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SCHEDULE D

SELECTED INCOME STATEMENT DATA
(Dollars in millions, except per share)
	Three Months Ended			Year Ended
	December 31,			December 31,
	2005	2004	% Chg.	2005	2004	% Chg.

Consolidated Net Sales	$5,827	$6,000	(3)%	$26,639	$27,340	(3)%
Segment Sales	6,191	6,630	(7)	28,166	30,174	(7)
Segment PTOI	393	596	(34)	4,134	2,735	51
EBIT*	261	105	149	3,876	1,687	130
EBITDA*	600	444	35	5,201	3,000	73
Income Before Income Taxes
and Minority Interests	155	47	230	3,558	1,442	147
EPS - Diluted	$ 0.16	$ 0.28	(43)	$ 2.07	$ 1.77	17
*	See Reconciliation of Non-GAAP measures (Schedule E).

SCHEDULE E

RECONCILIATION OF NON-GAAP MEASURES
(Dollars in millions)
Reconciliation of EBIT / EBITDA to Consolidated Income Statement

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Income Before Income Taxes and Minority
Interests	$155	$ 47	$3,558	$1,442

Less: Minority Interest in Earnings of
Consolidated Subsidiaries (1)	(2)	(24)	(43)	(36)
Add: Net Interest Expense (2)	108	82	361	281

EBIT	261	105	3,876	1,687

Add: Depreciation and Amortization (3)	339	339	1,325	1,313

EBITDA	$600	$444	$5,201	$3,000

(1)	Excludes income taxes.
(2)	Includes interest expense plus amortization of capitalized interest less interest income.
(3)	Excludes amortization of capitalized interest.

SCHEDULE E -- (Continued)
Reconciliation of Earnings Per Share (EPS)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Earnings Per Share before Significant Items	$.13	$ .37	$2.34	$2.38
Significant Items included in EPS	.03	(.09)	(.27)	(.61)

EPS	$.16	$ .28	$2.07	$1.77

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Income Before Income Taxes and
Minority Interests	$155	$ 47	$3,558	$1,442

Remove: Significant Items - Charge/(Benefit)	-	98	28	1,420
Net Exchange (Gains)/Losses	(80)	300	(445)	411

Income Before Income Taxes,
Significant Items, Exchange Gains/
Losses and Minority Interests	$ 75	$ 445	$3,141	$3,273

Provision for (Benefit from) Income Taxes	$ 7	$(215)	$1,468	$ (329)

Remove: (Expense)/Benefit
Tax on Significant Items	28	(13)	(248)	789
Tax on Exchange Gains/Losses	(88)	315	(483)	360

Provision for Income Taxes, Excluding Taxes
on Significant Items and Exchange
Gains/Losses	$ (53)	$ 87	$ 737	$ 820

Effective Income Tax Rate	4.5%	(457.4)%	41.3%	(22.8)%

Base Income Tax Rate	(69.9)%	19.5%	23.5%	25.0%